EXHIBIT 99.1

500 Linden Oaks
Rochester, New York 14625

VirtualScopics Reports 1st Quarter 2011 Results
Revenues Increase 19% Compared to First Quarter of 2010

ROCHESTER, NY – May 16, 2011 – VirtualScopics, Inc. (NASDAQ:  VSCP), a leading provider of quantitative imaging for clinical trials, today reported revenues for the first quarter of 2011 reached $3,658,977 compared to revenues of $3,071,007 in the first quarter of 2010, a 19% increase. Gross profit for the quarter ended March 31, 2011 was $1,599,740 compared to $1,598,114 during the first quarter of 2010. Earnings before interest, taxes, depreciation and amortization, and excluding stock compensation expense and loss from derivative financial instrument (“Adjusted EBITDA”) was $392,942 for the quarter ended March 31, 2011 compared to $436,492 for the quarter ended March 31, 2010. Net loss for the first quarter of 2011 was $200,381 compared to net income of $8,092 in the first quarter of 2010.

“During the quarter we continued to execute on one of our strategic initiatives implemented in 2010; the further development of our operational infrastructure aimed at more efficiently handling Phase III global studies,” stated Jeff Markin, president and chief executive officer of VirtualScopics.  He continued, “Additionally, investments in research and development were made in the quarter which will pay dividends throughout all areas of the business and includes the expansion of our therapeutic area capabilities.” He added, “Another highlight in the quarter was the initiation of work on our first study in asthma, adding to our extensive list of therapeutic experience.”  He concluded, “We are confident that the investments being made in R&D will better position us to expand our portfolio with an increased amount of later phase trials while extending our therapeutic expertise.”

“Once again we are pleased to deliver another quarter of double-digit revenue growth.  In the first quarter of 2011 we generated a 19% increase in revenues compared to the same period in 2010, while again posting $1.6M in gross profit during the quarter,” said Molly Henderson, chief business and financial officer of VirtualScopics. She added, “Of significant note during the quarter, we received confirmation from the FDA pertaining to the pre-IDE package we submitted earlier this year. The FDA supported our approach relative to our personalized medicine application, as such we are working toward completion of our 510k and plan to have a submission to the FDA no later than the end of 2011.” She concluded, “The first quarter of 2011 represents our fourteenth consecutive quarter of double-digit revenue growth when compared to the prior year’s quarter, because of this and the feedback from the FDA, we feel we are well positioned to further invest in our strategic initiatives that will support our sustainable growth in the future.”

The Company will be filing the presentation slides and transcript for its Annual Stockholders’ Meeting and first quarter review the morning of May 24, 2011. Interested parties not attending the Annual Stockholders’ Meeting can access the information by going to the Securities and Exchange Commission’s website at www.sec.gov.

The Company provides Adjusted EBITDA as a supplemental measure to GAAP regarding the Company's operational performance. The Company defines Adjusted EBITDA as earnings less interest, taxes (if any), depreciation and amortization and further adjusted to exclude stock compensation expense and the gain/loss on derivative instrument (mark to market adjustment for warrants).  This financial measure excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. The Company’s method of calculating Adjusted EBITDA, however, may differ from methods used by other companies, and, as a result, Adjusted EBITDA measures disclosed herein may not be comparable to other similarly titled measures used by other companies. The Company continues to provide information in accordance with GAAP. However, with the adoption of ASC 815-40 and the non-cash variable nature of stock compensation expense and their very substantial impact on the overall reported net income/loss, the Company believes it is also helpful for investors to receive additional information relating more specifically to the Company's operating results. Accordingly, the Company has presented Adjusted EBITDA which excludes the non-cash effects of ASC 815-40 and ASC 718 on its financial results. Management uses Adjusted EBITDA (a) to evaluate the Company's financial performance, (b) to set internal spending budgets, and (c) to measure operational profitability. In addition, investors have requested these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, net (loss)/income.

About VirtualScopics, Inc.

VirtualScopics, Inc. is a leading provider of imaging solutions to accelerate drug and medical device development.  VirtualScopics has developed a robust software platform for analysis and modeling of both structural and functional medical images.  In combination with VirtualScopics’ industry-leading experience and expertise in advanced imaging biomarker measurement, this platform provides a uniquely clear window into the biological activity of drugs and devices in clinical trial patients, allowing sponsors to make better decisions faster.  For more information about VirtualScopics, visit www.virtualscopics.com.

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Forward-Looking Statements
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the Company’s investment in infrastructure and new customer contract signings and awards and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Many of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: the risk of cancellation or delay of customer contracts or specifically as it relates to contact awards, the risk that they may not get signed.  Other risks include the company’s dependence on its largest customers and risks of contract performance, protection of our intellectual property and the risks of infringement of the intellectual property rights of others. All forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update such forward-looking statements.

-Financial tables to follow-

CONTACTS:	Investor Relations:	Company Contact:
	Tim Ryan	Tim Ryan
	The Shoreham Group	Chief Business and Financial Officer, Sr. Vice President
	80 Eighth Ave, Ste 1107	500 Linden Oaks
	New York, NY 10011	Rochester, New York 14625
	+1 212 242 7777 Direct	+1 585 249.6231
tryan@shorehamgroupllc.com